Exhibit (p)(1)

CAPSTONE SERIES FUND, INC.

STEWARD FUNDS, INC.

CAPSTONE CHURCH BOND FUND

(each, a “Fund”)

CAPSTONE ASSET PLANNING COMPANY

(“Distributor”)

CODE OF ETHICS

(Rule 17j-l Policy)

Governing Purchase and Sale of Securities by Each

Officer, Director, Trustee and Employee

I.	Definitions
1.	1940 Act - Investment Company Act of 1940, as amended.
2.	Access Person -
A.

as to a Fund, any Advisory Person or Adviser of the Fund. All of an Adviser’s directors, officers and general partners are presumed to be Access Persons of a Fund for which the Adviser provides investment advisory services. All directors or trustees and officers of a Fund are presumed to be Access Persons of that Fund.

B.

with respect to the Distributor, any director or officer of the Distributor who in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

3.

Adviser - any entity that serves as investment adviser or sub-adviser to a Fund, provided that the responsibilities of an Adviser or its affiliates (including its Access Persons ) in this Code shall be with respect only to the Fund(s) for which such Adviser serves as investment adviser or sub-adviser.

4.

Advisory Person - includes (a) any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund; and (b) any director, officer, general partner or employee of a Fund or Adviser (or of any company in a control relationship to a Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

5.

Automatic Investment Plan - a program in which regular periodic purchases (or withdrawals)are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

6.

Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Act of 1934. Among other things, Beneficial Ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial Ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

7.	Code - this Code of Ethics.
8.	Chief Compliance Officer - person designated by a Fund’s Board of Directors/Trustees to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.
9.

Covered Security - any security as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of open-end investment companies.

10.	Distributor - Capstone Asset Planning Company.
11.	Fund - any investment company registered under the 1940 Act for which Capstone Asset Management Company or the Distributor acts as investment adviser, administrator or principal underwriter.

12.

Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

13.

Investment Person (a) any employee of a Fund or an Adviser (or of any company in a control relationship to a Fund or an Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (b) any natural person who controls a Fund or an Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund. An Investment Person is an Advisory Person and an Access Person.

14.	Limited Offering - an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.
15.	Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.
16.

Security Held or to be Acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by an Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

II.	Legal Requirement

Rule 17j-l under the 1940 Act makes it unlawful for an Adviser, the Distributor, any director, officer or employee or other affiliated person of a Fund or of an Adviser or the Distributor, in connection with the purchase and sale by such person of a “security held or to be acquired” by a Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;
2.

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
4.	To engage in any manipulative practice with respect to the Fund.

To assure compliance with these restrictions, each Fund and the Distributor agree to be governed by the provisions contained in this Code.

Each Adviser must have, and be governed by the provisions of, its own code of ethics, which code of ethics is subject to the approval requirements of Section VII of this Code.

III.	General Principles

Each Fund and the Distributor shall be governed by the following principles and shall apply them to its Access Persons.

1.	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.
2.	The interests of the Funds and their shareholders are paramount and come before the interests of any Access Person or employee.
3.	Personal investing activities of all Access Persons and employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and their shareholders.
4.	Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Funds and their shareholders.
IV.	Substantive Restrictions
1.

The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

A.

no Access Person shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund’s transactions in that security have been completed, provided that the provisions of this paragraph IV.1 shall not apply to any director or trustee of a Fund who is not an “interested person” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) except with respect to securities transactions where such director or trustee knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of a Fund, should have known that such security was being purchased or sold by a Fund or that a purchase or sale of such security was being considered by or with respect to a Fund; and

B.

an Investment Person of a Fund may not buy or sell a security within seven days before or after that Fund trades in the security, provided that, because a Fund’s decision to trade a security may be made within fewer than seven days of such trade, an exemption will be granted if, at the time of the Investment Person’s trade, it can be established to the satisfaction of the Chief Compliance Officer that the Fund had no current intention to trade the security. Additionally, an exception to the seven day black-out period will be made for Investment Persons of a Fund for personal securities trades of closed-end funds (other than a Fund) and all exchange traded funds. For these types of securities an Investment Person shall not enter a purchase or sale order which a Fund is, or is considering, purchasing or selling until the day after the Fund’s transactions in that security have been completed.

C.	The foregoing restrictions shall not apply to the following transactions unless the Chief Compliance Officer determines that such transactions violate the General Principles of this Code:
(a)	reinvestments of dividends pursuant to a plan;
(b)	transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers’ acceptances; U.S. bank certificates of deposit; and commercial paper;
(c)	transactions in which direct or indirect beneficial ownership is not acquired or disposed of;
(d)	transactions in accounts as to which an Access Person has no investment control;
(e)

transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following that are unaffiliated with an Adviser or the Distributor: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

1	The terms of the account agreement (“Agreement”) must be in writing and filed with the Chief Compliance Officer prior to any transactions;

2	Any amendment to the Agreement must be filed with the Chief Compliance Officer prior to its effective date; and

3	The Agreement must require the account manager to comply with the reporting provisions of Section V.6 of this Code.

(f)	transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k) plan, an IRA, or ESOP, in an amount not exceeding $1,000 in any calendar month.
(g)

any transaction in a security pursuant to an offer to existing security holders of an issuer involving a deadline that is not at the discretion of the Access Person, provided that the Chief Compliance Officer determines in advance that the transaction would not violate Rule 17j-1 under the 1940 Act or the principles of this Code and records the basis for the determination.

D.	Pre-Approval Procedures

(a)

No Access Person may purchase or sell a security unless he or she has first requested and received written approval for the transaction from the Chief Compliance Officer, provided that a transaction referred to in Sections IV.C. (a), (d), (e) or (f) is not subject to this pre-approval requirement, and provided further that the provisions of this paragraph IV.1.D(a) shall not apply to any director or trustee of a Fund who is not an “interested person” of the Fund (as defined in section 2(a)(19) of the 1940 Act).

The primary function of the Outside Directors and Trustees of the Funds is to set policy and monitor the management performance of the Funds' officers and employees and the partners and employees of Capstone Asset Management Company (CAMCO) involved in the management of the Funds. Although they receive information after the fact as to portfolio transactions by the Funds, Outside Directors and Trustees are not given advance information as to the Funds' contemplated investment transactions.

An Outside Director or Trustee wishing to purchase or sell any security will therefore generally not be required to obtain advance approval of his security transactions. If, however, during discussions at Board meetings or otherwise an Outside Director or Trustee should learn in advance of the Funds' current or contemplated investment transactions, then advance approval of transactions in the securities of such company(ies) shall be required for a period of 30 days from the date of such Board meeting. In addition, an Outside Director or Trustee can voluntarily obtain advance approval of any security transaction or transactions at any time.

The reports referenced in Section V. shall not be required of an Outside Director or Trustee unless he knew, or in the ordinary course of fulfilling his official duties as a director or trustee should have known, at the time of his transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) by the Outside Director or Trustee such security was or was to be purchased or sold by any of the Funds or such a purchase or sale was or was to be considered by a Fund. If he makes any transaction requiring such a report, he must report all securities transactions effected during the quarter for his account or for any account in which he has a direct or indirect Beneficial Ownership interest and over which he has any direct or indirect influence or control.

To obtain pre-approval, an Access Person must submit to the Chief Compliance Officer a completed version of the form attached as Exhibit A hereto. Any approval is effective only for the trade date approved by the Chief Compliance Officer. [Note that this pre-approval requirement applies to all securities, not just Covered Securities.]

(b)

In the event that pre-approval is sought by an Investment Person for direct or indirect acquisition of Beneficial Ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. the Chief Compliance Officer shall grant approval only after taking into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Investment Person because of his or her relationship with a Fund. Any such Investment Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a Fund’s consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of a Fund shall be subject to review by Investment Persons with no personal interest in the issuer.

2.

No Access Person may, without first obtaining approval from the Chief Compliance Officer, directly or indirectly acquire Beneficial Ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Access Person because of his or her relationship with a Fund. Any such Access Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a Fund’s consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of a Fund shall be subject to review by Access Persons with no personal interest in the issuer.

3.

An Access Person must not accept gifts that would be prohibited for a “member or person associated with a member” under Section 2830(l) of the Conduct Rules of The National Association of Securities Dealers from any entity doing business with or on behalf of a Fund, an Adviser or the Distributor.

4.

An Access Person shall not serve on the boards of directors/trustees of publicly traded company, or in any similar capacity, absent the prior approval of such service by the Chief Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

5.

Any profits derived from securities transactions in violation of paragraphs 1 or 2 of this Section IV, shall be forfeited and paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph 3 of this Section IV shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Fund and its shareholders.

V.	Access Person Reports
1.	Initial Holdings Report. Within 10 days of commencement of employment by a Fund or the Distributor or otherwise assuming the status of “Access Person” each Access Person shall disclose in writing, in a form acceptable to the Chief Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Such information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Information to be reported includes:

A.

title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

B.

name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

C.	the date the report is submitted by the Access Person.
2.

Quarterly Transaction Report. Unless the following information would duplicate information provided pursuant to paragraph V.6, below, that is received within 30 days after then end of the calendar quarter, each Access Person shall report to the Chief Compliance Officer within 30 days of the end of each calendar quarter:

A.	with respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect Beneficial Ownership interest:
(a)

the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each Covered Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c)	the price of the Covered Security at which the transaction was effected;
(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

B.	with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	the name of the broker, dealer or bank with whom the Access Person established the account;
(b)	the date the account was established; and
C.	the date that the report is submitted by the Access Person.

3.	Annual Holdings Report. Each Access Person shall report annually, the following information, which must be current as of a date no more than 45 days before the report is submitted:
A.

the title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest;

B.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
C.	the date the report is submitted.
4.

Any report required to be submitted pursuant to this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

5.	Each Access Person shall obtain the prior approval of the Chief Compliance Officer of all personal securities transactions in Covered Securities.
6.

Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Chief Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of brokers’ advice covering each transaction in Covered Securities in such account and (b) copies of periodic statements with respect to the account.

7.	Exceptions from Reporting Requirements.
A.

A person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan;

B.

A director or trustee of a Fund who is not an “interested person” of the Fund (as defined in Section 2(a)(19) of the 1940 Act), and who would be required to make a report solely by reason of being a director or trustee of the Fund, need not make:

(a)	an Initial Holdings Report or an Annual Holdings Report;
(b)

a Quarterly Transaction Report unless the director or trustee knew or, in the ordinary course of fulfilling his official duties as a director or trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the director’s or trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund or an Adviser considered purchasing or selling the Covered Security.

8.

Promptly after the adoption of this Code, and promptly after a person becomes an Access Person, the Chief Compliance Officer shall notify each Access Person that he or she is subject to the reporting requirements of this Code, and shall deliver a copy of this Code to each Access Person. Thereafter, the Chief Compliance Officer shall deliver to each Access Person any amendments to the Code. The Chief Compliance Officer shall annually obtain from each Access Person a written acknowledgement of receipt of the Code and a written assurance that he or she is aware of his or her obligations under this Code and has complied with the Code. With respect to any amendments to the Code, the Chief Compliance Officer shall obtain a written acknowledgement from each Access Person that he or she has received a copy of the amendment.

9.

The Chief Compliance Officer shall develop and implement procedures for the review by appropriate management or compliance personnel of reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Chief Compliance Officer shall report on such procedures to the Board of Directors/Trustees of each Fund at the next Board meeting following its design and thereafter in connection with the annual review of this Code referred to in Section VI.4 below.

VI.	Reports to the Board
1.

The Chief Compliance Officer of the Funds and the Distributor shall each report in writing to the Board of Directors/Trustees at least annually, and the Funds’ Chief Compliance Officer shall require each

Adviser to provide a similar report, regarding the following matters not previously reported:

A.	Significant issues arising under their respective codes of ethics, including material violations of the code of ethics; violations that, in the aggregate, are material; and any sanctions imposed;
B.

Significant conflicts of interest involving the personal investment policies of the Funds, Advisers or Distributor, as applicable, even if they do not involve a violation of the applicable code of ethics; and

C.	The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section V.9 hereof.

Each such report shall certify that the Funds, the Adviser or the Distributor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the relevant Code of Ethics.

2.

The Chief Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Directors/Trustees under Section VI.1 if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on a Fund in connection with its holding or acquisition of a security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

3.

The Boards of Directors/Trustees shall consider reports made to them hereunder and may impose such sanctions or further sanctions, in addition to any forfeitures imposed pursuant to Section IV.5 hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

4.

In addition to the annual report required by Section VI.1, the Chief Compliance Officer shall report to the Board of Directors/Trustees of each Fund promptly, but no later than the next board meeting, regarding serious violations of the Code or an Adviser code of ethics, of concern to such Fund that are reported to the Chief Compliance Officer.

5.	The Boards of Directors/Trustees shall review the Code and its operation at least once a year.

VII.	Recordkeeping
1.	The Funds and the Distributor shall maintain the following records at their principal offices:
A.	the Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;
B.	a copy of each written acknowledgement and assurance obtained from an Access Person in accordance with Section V.8 of the Code.
C.

a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

D.

a copy of each report under the Code by (or duplicate brokers’ advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

E.	a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V.1, V.2 or V.3, to be maintained in an easily accessible place;
F.

a copy of each report under Section VI.1 by the Chief Compliance Officer to the Fund Boards, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

G.

a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Access Person of securities offered in an Initial Public Offering or in a Limited Offering, or to approve a transaction by an Access Person pursuant to Section IV.1.C(g) of this Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VIII.	Approval Requirements

This Codes, and any material changes to this Code must be approved by the Board of Directors/Trustees of the Funds. The Board of Directors/Trustees of a Fund must also approve the code of ethics (“Adviser Code”) and any material changes to such Adviser Code, of each Adviser to such Fund. Each such approval must be based on a determination that the Code or Adviser Code, as applicable, contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving the Code, an Adviser Code or any amendment to the Code or an Adviser Code, the Board of Directors/Trustees must receive a certification from the Funds and the Distributor or the Adviser, as applicable, that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code or Adviser Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter, a Fund’s Board of Directors/Trustees must approve the code of ethics of the relevant entity, and must approve any material change to that code of ethics within six months after the adoption of the change.